EXHIBIT 99.1

News Release
Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com
Email:	don.washington@enproindustries.com
EnPro Industries Announces
Fourth Quarter and Full Year Results for 2005
•	Segment profits improve and margins increase to 12.9% in fourth quarter of 2005

•	For full year, segment margins reach 14%

•	Sealing Products and Engineered Products segments report strengthening sales, improving margins as U.S. industrial markets remain strong in 2005

•	Lower engine shipments reduce fourth quarter and full year sales in Engine Products and Services segment but profitability strengthens

•	Cash flow from operations improves significantly over 2004

•	New asbestos claims received in 2005 are lowest since early 1990s
CHARLOTTE, N.C., February 16, 2006 — EnPro Industries (NYSE: NPO) today reported year over year improvements in its financial performance for both the fourth quarter and full year of 2005 as sales, segment profits and segment profit margins grew, and as cash flows continued to be strong, reflecting the company’s improved operating performance and lower net outflows for asbestos claims and expenses.
Fourth Quarter Results

In the fourth quarter of 2005, the company had net income of $0.82 a share, compared to $0.18 in the fourth quarter of 2004. A substantial portion of the improvement came from the effect of significant items, which increased net income in the fourth quarter of 2005 by $4.0 million, or $0.19 a share and reduced net income in the fourth quarter of 2004 by $3.1 million, or $0.15 a share. A table showing the effect of significant items on net income and earnings per share is attached to this release. In addition to these items, the company’s net income in 2005 benefited from increased recoveries from insolvent asbestos insurers, improved gross margins and reduced selling, general and administrative expense.
Per share amounts are expressed on a diluted basis throughout this release.
Sales in the fourth quarter were $207.1 million compared to $204.1 million a year ago, an increase of about 1%. Sales in the company’s Sealing Products and Engineered Products segments grew approximately 3% over the fourth quarter of 2004, but that improvement was offset by lower sales in the Engine Products and Services segment where sales declined because of reduced engine shipments to U.S. Navy shipbuilding programs.
Lower restructuring costs, price increases and operating improvements helped segment profits improve by 29% to $26.7 million, or 12.9% of sales, in the fourth quarter of 2005, compared to $20.7 million in the fourth quarter of 2004, or 10.1% of that quarter’s sales. Corporate expense declined to $5.6 million from

$7.6 million a year ago, reflecting lower stock-based compensation expense. Asbestos expense decreased by $5.2 million compared to the fourth quarter of 2004 due to increased recoveries from insolvent insurers, which more than offset higher legal fees and defense costs associated with trial activity. The company’s earnings in the fourth quarter of 2005 also benefited from a $5.2 million gain on the sale of a facility and $4.6 million reserve adjustments associated with previously owned businesses.
Full Year Results

For the full year of 2005, EnPro reported net income of $58.6 million, or $2.75 a share, compared to net income of $33.8 million, or $1.60 a share in 2004. A number of significant items impacted results in both years, increasing net income in 2005 by $11.8 million, or $0.55 a share, and decreasing net income in 2004 by $3.6 million, or $0.17 a share. However, the company’s 2005 results also benefited from 170 basis point improvement in gross margins and reduced selling, general and administrative expense. The attached table presents the effect of significant items on net income and earnings per share.
Sales for the full year were $838.6 million compared to $826.3 million a year ago. The improvement reflects increases in sales to the company’s industrial markets, partially offset by a decrease in sales associated with U.S. Navy shipbuilding programs and the impact of divestitures.
Segment profit in 2005 was $117.4 million, or 14.0% of sales, compared to segment profit of $92.1 million, or 11.1% of sales, in 2004. The 27% improvement reflects the effect of reduced contract write-downs and lower restructuring expenses, price increases and improved performance by the company’s operations in 2005. Corporate expense declined to $25.5 million from $26.8 million primarily because of lower stock-based compensation expense. Asbestos-related expenses were $11.7 million in 2005, compared to $10.4 million in 2004, reflecting higher legal fees and defense costs in 2005, although the increases were largely offset by recoveries from insolvent insurers. As previously mentioned, the company also recognized a gain in 2005 from the sale of a facility. In 2004, there was a net loss of $1.8 million on the sale of surplus assets.
In 2005, the company reported other income of $16.0 million reflecting a cash distribution associated with excess assets in a trust that was established for a divested business and a reduction in liabilities due to the settlement of litigation associated with a previously owned business. In 2004, we reported other income of $10.6 million, primarily as a result of an environmental insurance settlement.
“Our results in 2005 reflect the effectiveness of our management strategies and the efforts of our employees as they embrace our lean manufacturing initiative and other efforts to improve profitability and the value of our company,” said Ernie Schaub, president and chief executive officer. “We made significant progress on our strategic objectives in 2005, including: improving our segment profit margins to 14%, compared to under 11% when we were spun out from Goodrich in 2002; continuing to reduce the effect of asbestos claims and expenses on our cash flows; recapitalizing the company with a convertible debenture offering in the fourth quarter; and putting strong engineering and marketing programs in place to support our objective of expanding our product lines and our market presence.
“Our strategies have served us well in the nearly four years we have been an independent company,” Schaub continued. “They have helped us build a strong foundation and in 2006, we will focus on using the foundation to build a stronger and better company.”
Sealing Products Segment

Sales in the Sealing Products segment increased by about 3% compared to the fourth quarter of 2004, or about 4%, before the effect of foreign exchange. The growth in sales reflects the benefits of price increases at selected operations in the segment, as well as improved conditions in Stemco’s heavy-duty truck markets and Garlock Sealing Technologies’ power generation and upstream oil and gas markets.

($ Millions)
Quarter Ended	12/31/05	12/31/04
Sales	$93.7	$91.1
Profit	$12.4	$12.8
Margin	13.2%	14.1%

Profits declined slightly from the fourth quarter of 2004 and profit margins were lower as well, as Garlock reported increased expenses associated with the modernization of its Palmyra, New York manufacturing facility and delayed orders from markets affected by hurricanes on the U.S. Gulf Coast. Profits at all other operations in the segment were higher as those operations benefited from price increases and improved activity in their markets.
For the full year, sales in the Sealing Products segment improved by 5% as demand increased in heavy-duty truck and upstream oil and gas markets and as pricing improved. The increase in sales was somewhat offset by product rationalizations at Garlock Sealing Technologies.

($ Millions)
Year Ended	12/31/05	12/31/04
Sales	$392.9	$374.7
Profit	$66.1	$58.6
Margin	16.8%	15.6%
Compared to 2004, profits in the segment increased by 13% as the segment’s operations benefited from price increases, volume increases, product rationalization and cost reduction initiatives.
Engineered Products

Sales in the Engineered Products segment grew by 4% over the fourth quarter of 2004, or about 7% before the effect of foreign exchange. The segment benefited from higher industrial demand and increased after-market activity at Quincy Compressor.

($ Millions)
Quarter Ended	12/31/05	12/31/04
Sales	$82.6	$79.6
Profit	$10.3	$5.4
Margin	12.5%	6.8%
Profits in the segment were nearly twice the level of 2004, due to reduced restructuring expenses at GGB and France Compressor Products, higher volumes and a better product mix at Quincy Compressor, and improved pricing at all operations.
For the full year of 2005, sales in the Engineered Products segment increased by 3% as increased industrial demand in North America benefited Quincy Compressor and GGB and as higher oil and natural gas prices resulted in increased demand from France Compressor Products customers. Sales in the segment also benefited from price increases. The strength in North American markets was somewhat offset by softer conditions in European industrial markets. Additionally, sales in 2004 included a contribution of $11.0 million from tool and die operations which were divested in mid-2004. Excluding these sales from 2004 results, sales increased by 5% in 2005, before the beneficial effect of foreign exchange.

($ Millions)
Year Ended	12/31/05	12/31/04
Sales	$346.0	$335.8
Profit	$45.4	$32.6
Margin	13.1%	9.7%
Segment profits improved by 39% compared to 2004, primarily because of the reduction of restructuring expenses, which totaled $8.5 million last year. Excluding the effect of restructuring expenses, profits improved 10% over 2004 as operations in the segment benefited from higher levels of activity in North American industrial markets and in oil and gas markets and from price increases.
Engine Products and Services

Sales in the Engine Product and Services segment declined compared to the fourth quarter of 2004 as engine shipments decreased. However, aftermarket and service-related activity increased compared to a year ago, partially offsetting the decrease in engine shipments and contributing to a 60% improvement in profitability and the highest quarterly profit margin this segment has reported in many years.

($ Millions)
Quarter Ended	12/31/05	12/31/04
Sales	$31.0	$33.6
Profit	$4.0	$2.5
Margin	12.9%	7.4%

For the full year of 2005, sales in the Engine Product and Services segment decreased by almost $16 million as engine shipments declined. Profits in the segment improved, however, as aftermarket and service revenues increased and as the segment benefited from a decrease in contract loss provisions in 2005. The segment recorded a $7.5 million loss provision on several engine manufacturing programs in 2004 and an additional $3.5 million loss provision on similar programs in 2005.

($ Millions)
Year Ended	12/31/05	12/31/04
Sales	$101.1	$116.9
Profit	$5.9	$0.9
Margin	5.8%	0.8%
Cash Flows

During 2005, the company’s businesses generated operating cash flows of $76.4 million compared to $41.1 million in 2004. The company completed 2005 with an unrestricted cash balance of $109.5 million, after depositing $41.1 million to a restricted cash account in connection with appeal bonds for adverse asbestos verdicts against Garlock Sealing Technologies. The unrestricted cash balance at the end of 2005 compares with a balance of $108.0 million at the end of 2004.
Working capital increased in 2005, reflecting inventory increases in the Engineered Products segment, due to the start up of GGB’s new facility in Slovakia and increased demand at Quincy Compressor.
Net cash outflows for asbestos claims and expenses declined to $21.8 million in 2005, compared to $40.3 million in 2004, reflecting increased recoveries from insolvent insurers and recoveries of delinquent insurance in 2005.
During the fourth quarter, the company redeemed its TIDES securities for $145 million in cash, using a portion of the net proceeds from the sale of $172.5 million in convertible debentures during the fourth quarter. Proceeds from the offering were also used to enter convertible debenture hedge and warrant transactions which increased the effective conversion price of the debentures to $46.78. The effect of these transactions was a $5.4 million decrease in shareholders equity, reflecting the net cost of the transactions, offset by anticipated tax benefits. The company subsequently sold the Goodrich call options it owned in connection with the TIDES for $3.0 million.
Asbestos

During 2005, 15,300 new asbestos claims were filed against Garlock Sealing Technologies, a 12% decrease from 2004 and a decrease of 66% from the peak of new filings in 2003. At the end of the year, $570 million of solvent insurance coverage remained for asbestos claims. Of that amount, about $222 million is the net amount due for claims paid by the company that have been billed but not yet collected from insurers; about $271 million is allocated to pending and future claims the company’s claims valuation expert estimates will be paid over the next 10 years; and about $77 million remains uncommitted.
Outlook

“Our operating performance should continue to improve in 2006,” Schaub said. “We expect the pace of growth that we experienced in our Sealing Products and Engineered Products segments in 2005 to continue through 2006 as we benefit from price increases, operational improvements and market share gains. In addition, we expect to see improvements in North America as Gulf Coast markets affected by the hurricanes begin to recover. Activity levels in our Engine Products and Services segment should return to higher levels in 2006 as engine shipments increase. As a result of these factors, we expect sales, segment profits, segment profit margins and net income to increase in 2006 over the levels of 2005, after any effect of significant items is removed from the results.”
Conference Call Information

EnPro will hold a conference call today, February 16, at 9:00 a.m. Eastern Time to discuss first quarter earnings. To participate in the call, dial (800) 289-0726 approximately 10 minutes before the call begins. The call will also be webcast at http://www.enproindustries.com.
A replay of the call will be available on the company’s website or by telephone approximately two hours after the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 2848783.

The telephone replay will be available on the company’s website and by telephone through February 25, 2006.
Forward-Looking Statements

Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2004, and the Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2005 describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Years Ended December 31, 2005 and 2004
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Sales	$207.1	$204.1	$838.6	$826.3

Operating costs and expenses:
Cost of sales	143.0	141.3	565.7	572.1
Selling, general and administrative expenses	42.7	46.3	183.8	185.2
Asbestos-related expenses (income)	(1.6)	3.6	11.7	10.4
Restructuring and other costs	0.6	4.7	1.0	9.4
Loss (gain) on sale of assets, net	(5.8)	—	(5.8)	1.8

Total operating costs and expenses	178.9	195.9	756.4	778.9

Operating income	28.2	8.2	82.2	47.4

Interest expense	(2.9)	(2.2)	(9.7)	(9.1)
Interest income	1.5	0.6	3.6	2.0
Other income (expense), net	1.1	(0.4)	16.0	10.6

Income before income taxes	27.9	6.2	92.1	50.9

Income tax expense	(10.4)	(2.3)	(33.5)	(17.1)

Net income	$17.5	$3.9	$58.6	$33.8

Basic earnings per share	$0.84	$0.19	$2.83	$1.65

Average common shares outstanding (millions)	20.8	20.6	20.7	20.5

Diluted earnings per share	$0.82	$0.18	$2.75	$1.60

Average common shares outstanding (millions)	21.4	21.2	21.3	21.2

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Years Ended December 31, 2005 and 2004
(Stated in Millions of Dollars)

	2005	2004

Operating activities	$58.6	$33.8
Net income
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24.0	23.9
Amortization	7.3	7.7
Deferred income taxes	30.3	2.8
Loss (gain) on sale of assets, net	(5.8)	1.8
Change in assets and liabilities, net of effects of acquisitions and divestitures of businesses:
Payments for asbestos-related claims, net of insurance proceeds	(10.1)	(29.9)
Receivables	(3.7)	(4.7)
Inventories	(8.6)	(8.5)
Accounts payable	2.6	5.6
Other current assets and liabilities	(11.3)	2.2
Other non-current assets and liabilities	(6.9)	6.4

Net cash provided by operating activities	76.4	41.1

Investing activities	(32.2)	(36.9)
Purchases of property, plant and equipment
Proceeds from sales of assets	7.9	9.8
Deposits into restricted cash accounts	(41.1)	—
Proceeds from sale of Goodrich call options	3.0	—
Receipt (payments) in connection with acquisitions of businesses	(1.7)	0.3

Net cash used in investing activities	(64.1)	(26.8)

Financing activities	172.5	—
Borrowings
Repayments of debt	(152.1)	(5.4)
Purchase of call options related to convertible debentures	(26.7)	—
Debt issue costs	(5.2)	—
Proceeds from issuance of common stock	1.1	1.5
Other	1.3	—

Net cash used in financing activities	(9.1)	(3.9)

Effect of exchange rate changes on cash and cash equivalents	(1.7)	2.9

Net increase in cash and cash equivalents	1.5	13.3
Cash and cash equivalents at beginning of year	108.0	94.7

Cash and cash equivalents at end of year	$109.5	$108.0

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)

As of December 31, 2005 and 2004
(Stated in Millions of Dollars)

	2005	2004

Current assets
Cash and cash equivalents (unrestricted)	$109.5	$108.0
Accounts and notes receivable	114.0	115.8
Asbestos insurance receivable	104.7	109.9
Inventories	65.0	58.6
Other current assets	23.1	31.3

Total current assets	416.3	423.6

Property, plant and equipment	147.7	146.7
Goodwill	144.7	125.7
Other intangible assets	62.5	67.3
Asbestos insurance receivable	388.1	336.2
Restricted cash	41.1	—
Other assets	75.8	81.5

Total assets	$1,276.2	$1,181.0

Current liabilities
Current maturities of long-term debt	$—	$0.2
Accounts payable	55.6	55.5
Asbestos liability	81.6	74.0
Other accrued expenses	70.4	65.8

Total current liabilities	207.6	195.5

Long-term debt	185.2	164.6
Deferred income taxes	23.3	35.7
Retained liabilities of previously owned businesses	28.2	44.9
Environmental liabilities	27.7	32.2
Asbestos liability	189.7	159.4
Other liabilities	74.6	72.2

Total liabilities	736.3	704.5

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	411.4	411.6
Retained earnings	117.9	59.3
Accumulated other comprehensive income	12.0	7.0
Common stock held in treasury, at cost	(1.6)	(1.6)

Total shareholders’ equity	539.9	476.5

Total liabilities and shareholders’ equity	$1,276.2	$1,181.0

EnPro Industries, Inc.
Segment Information (Unaudited)

For the Quarters and Years Ended December 31, 2005 and 2004
(Stated in Millions of Dollars)
Sales

	Quarters Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004

Sealing Products	$93.7	$91.1	$392.9	$374.7
Engineered Products	82.6	79.6	346.0	335.8
Engine Products and Services	31.0	33.6	101.1	116.9

	207.3	204.3	840.0	827.4
Less intersegment sales	(0.2)	(0.2)	(1.4)	(1.1)

	$207.1	$204.1	$838.6	$826.3

Segment Profit

	Quarters Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004

Sealing Products	$12.4	$12.8	$66.1	$58.6
Engineered Products	10.3	5.4	45.4	32.6
Engine Products and Services	4.0	2.5	5.9	0.9

	$26.7	$20.7	$117.4	$92.1

Segment Return on Sales

	Quarters Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004

Sealing Products	13.2%	14.1%	16.8%	15.6%
Engineered Products	12.5%	6.8%	13.1%	9.7%
Engine Products and Services	12.9%	7.4%	5.8%	0.8%

	12.9%	10.1%	14.0%	11.1%

Reconciliation of Segment Profit to Net Income

	Quarters Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004

Segment profit	$26.7	$20.7	$117.4	$92.1
Corporate expenses	(5.6)	(7.6)	(25.5)	(26.8)
Asbestos-related income (expenses)	1.6	(3.6)	(11.7)	(10.4)
Gain (loss) on sale of assets, net	5.8	—	5.8	(1.8)
Interest expense, net	(1.4)	(1.6)	(6.1)	(7.1)
Other income (expense), net	0.8	(1.7)	12.2	4.9

Income before income taxes	27.9	6.2	92.1	50.9
Income tax expense	(10.4)	(2.3)	(33.5)	(17.1)

Net income	$17.5	$3.9	$58.6	$33.8

EnPro Industries, Inc.
Significant Items Impacting Net Income (Unaudited)
For the Quarters and Years Ended December 31, 2005 and 2004
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended December 31,

	2005		2004
	$	Per share	$	Per share

Legal and environmental reserve adjustments	$2.9	$0.14	$—	$—

Gain on sale of assets, net	3.7	0.17	—	—

Mark-to-market adjustment for call options	(2.2)	(0.10)	(0.2)	(0.01)

Restructuring and other costs	(0.4)	(0.02)	(2.9)	(0.14)

Impact — increase (decrease)	$4.0	$0.19	$(3.1)	$(0.15)

	Years Ended December 31,

	2005		2004
	$	Per share	$	Per share

Crucible back-up trust adjustment	$6.9	$0.32	$—	$—

Environmental insurance settlement	—	—	6.3	0.29

Legal and environmental reserve adjustments	2.9	0.14	—	—

Restructuring and other costs	(0.6)	(0.03)	(5.9)	(0.28)

Fairbanks Morse Engine contract losses	(2.2)	(0.11)	(4.7)	(0.22)

Gain (loss) on sale of assets, net	3.7	0.17	(1.1)	(0.05)

Mark-to-market adjustment for call options	0.2	0.01	(0.2)	(0.01)

Tax accrual adjustments	0.9	0.05	2.0	0.10

Impact — increase (decrease)	$11.8	$0.55	$(3.6)	$(0.17)

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain significant items on the Company’s reported net income and earnings per share. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and, with the exception of the tax accrual adjustments, have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The tax accrual adjustments have already been stated in after-tax amounts. The pre-tax amount of each of the other items is separately presented in the accompanying consolidated statements of operations except the Fairbanks Morse Engine contract losses ($3.5 million in 2005 and $7.5 million in 2004) which are included in cost of sales and the Crucible back-up trust adjustment ($11.0 million), the environmental insurance settlement ($10.0 million), the legal and environmental reserve adjustments ($4.6 million) and the mark-to-market adjustments for call options ($3.5 million and $0.4 million for the quarters ended December 31, 2005 and 2004, respectively, and $0.4 million and $0.2 million for the years ended December 31, 2005 and 2004, respectively) which are all included in other income. The tax accrual adjustments are reflected in income tax expense. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods (21.4 million and 21.2 million for the quarters ended December 31, 2005 and 2004, respectively, and 21.3 million and 21.2 million for the years ended December 31, 2005 and 2004, respectively).